Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 30, 2007	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

OF 2007 AND RETIREMENT OF CHIEF EXECUTIVE OFFICER

PRYOR, OKLAHOMA (April 30, 2007) – Orchids Paper Products Company (AMEX:TIS) today reported net sales of $16.6 million in the first quarter 2007, an increase of 18% over the $14.1 million reported in the prior year quarter. Tons shipped increased approximately 21% in the first quarter of 2007 due to sales of parent rolls and increased shipments of converted products. Due to increased parent roll sales, the selling price per ton decreased approximately 3% in the 2007 quarter.

In the first quarter of 2007, earnings before interest, taxes, depreciation and amortization (EBITDA) increased $722,000, or 100% to $1.4 million, compared to $720,000 in the same period of 2006. EBITDA as a percent of net sales increased to 8.7% in the current year quarter compared to 5.1% in the prior year quarter. The largest cause of the increase in EBITDA as a percentage of net sales was lower paper costs due to the elimination of purchases of recycled parent rolls.

The Company reported a net loss of $131,000, or $.02 per share, in the first quarter of 2007, a decrease of $313,000 when compared with net income of $182,000, or $.03 per share, in the same period of 2006. Gross profit for the quarter was $1.9 million, an increase of 20% when compared with gross profit of $1.6 million in the prior year quarter. Gross profit as a percentage of net sales was essentially flat at 11% in both the first quarter of 2007 and 2006. As a result of the production from the Company’s new paper machine, recycled parent roll purchases were eliminated in the first quarter of 2007, however, these cost savings were largely offset by higher raw material prices, converting labor costs and depreciation expense. Prices paid for waste paper increased approximately 25% in the first quarter compared to the prior year quarter.

Interest expense for the first quarter of 2007 totaled $873,000, compared to $47,000, net of capitalized interest, in the same period in 2006. Interest in the amount of $481,000 was capitalized from the new paper machine project in the 2006 quarter while no interest was capitalized in the first quarter of 2007. Excluding the interest capitalization, interest expense increased $345,000 in the first quarter of 2007 compared to the same period in 2006. The primary reason for the increase was a higher level of bank debt due to borrowings during 2006 on a construction loan to fund the Company’s paper machine project.

Commenting on the first quarter results, Mr. Michael Sage, President and Chief Executive Officer stated, “We are disappointed in our operating results for the first quarter of 2007. Our deterioration in earnings from the fourth quarter of 2006 was the result of lower than expected sales of converted products compounded by a rapid increase in waste paper prices and less than optimal operating performances in our production facilities. We are focused on increasing our converted product business by utilizing the higher quality paper being produced on our new paper machine to diversify our customer base. The optimization of our production facilities continues to be a focus area and we expect significant improvement over the course of 2007.”

Selling, general and administrative expenses in the first quarter of 2007 totaled $1.2 million, a decrease of 4% when compared with selling, general and administrative expenses of $1.25 million in the first quarter of 2006. As a percent of net sales, selling, general and administrative expenses decreased to 7.2% in the first quarter of 2007 compared to 8.9% in the first quarter of 2006. A reduction in artwork expense, partially offset by increased commissions and public company expenses, were the main reasons for the decrease.

Retirement of Chief Executive Officer

The Company announced today Michael P. Sage’s retirement from the Company effective July 15, 2007 and his decision not to stand for re-election as a member of the board of directors at the annual meeting of stockholders. Mr. Sage serves as Chief Executive Officer and President. He has been served in that capacity since April 1998, and has been with the Company and its predecessor in various roles since 1985.

“We appreciate the many years of service Mike has given to the Company and we look forward to working with him in the coming months to transition to his successor,” said Douglas Hailey, the chairman of the board of directors.

The board of directors will immediately begin its search for a new Chief Executive Officer and President.

Annual Meeting of Stockholders

The Company’s 2007 Annual Meeting of Stockholders will be held at the Ambassador Hotel located at 1324 South Main Street, Tulsa, Oklahoma 74119 on Tuesday, June 19, 2007, at 9:00 a.m. Central Time. Stockholders of record on May 1, 2007 are eligible to vote in person or by proxy at the meeting.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;
•	the market opportunity for the Company’s products, including expected demand for its products; and
•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (4) availability and price of energy; (5) disruption in supply or cost of waste paper; (6) the loss of key personnel; (7) variable interest rate exposure; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10)

ability to finance the capital requirements of its business; (11) costs to comply with government regulations; and (12) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2007		2006
Net Sales	$16,637		$14,099
Cost of Sales	14,767		12,536
Gross Profit	1,870		1,563
Selling, General and Administrative Expenses	1,197		1,248
Operating Income	673		315
Interest Expense	873		47
Other (Income) Expense, net	(20)		(12)
Income (Loss) Before Income Taxes	(180)		280
Provision (Benefit) for Income Taxes	(49)		98
Net Income (Loss)	$(131)		$182

Net income (loss) per share:
Basic	$(0.02)		$0.03	(2)
Diluted	$(0.02	)(1)	$0.03	(2)

Other Income Statement Data:
Depreciation	$749		$393
Commission Expense	$222		$199
Earnings Before Interest, Income Taxes,
Depreciation and Amortization (EBITDA)	$1,442		$720

Operating Data:
Total Tons Shipped	11,161		9,218
Average Price per Ton	$1,491		$1,530
Total Paper Cost per Ton Consumed	$777		$859
Total Paper Cost	$8,672		$7,915

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$930		$37
Investing Activities	$(77)		$(8,776)
Financing Activities	$(853)		$8,365

Balance Sheet Data:
	As of
	March31.		December 31,
	2007		2006
Working Capital	$4,884		$5,025
Net Property, Plant and Equipment	$57,367		$58,039
Total Assets	$70,753		$71,028
Long-Term Debt, net of current portion	$30,790		$31,575
Total Stockholders’ Equity	$24,633		$24,704

(1)	Due to net loss, warrant and option shares are anti-dilutive, thus not considered.
(2)	Restated to reflect 3-for-2 stock split effected July 2006.